Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE ANNOUNCES RETIREMENT OF ALBERT L. LORD, EFFECTIVE DECEMBER 2013

NEWARK, Del., Nov. 19, 2012—Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today announced that after service spanning more than 30 years, its Vice Chairman and Chief Executive Officer Albert L. Lord will retire as CEO, Vice Chairman and Director, effective Dec. 31, 2013. Sallie Mae’s Board of Directors has appointed a search committee to facilitate an effective transition and consider identified internal candidates, as well as qualified external candidates.

“My years at Sallie Mae have been many and never lacked for excitement or challenges,” said Albert L. Lord, Vice Chairman & CEO. “Together with my many associates over these years, we have accomplished much, and I take pride that we do student lending the way it should be done. Notwithstanding the devastating financial crisis of 2008/2009, Sallie Mae emerged with significantly greater financial strength and a major league roster of key managers across the company. Our capital strength and strong cash earnings brighten Sallie Mae’s future. In the months through 2013, I will work with my management team to continue our growth.”

Mr. Lord began his career with Sallie Mae in 1981 as its Controller, eight years after Sallie Mae’s creation as a federally chartered entity created to provide expanded access to education loans. He has also served as Chairman of the Board and in various executive positions at the company, including Chief Financial Officer and Chief Operating Officer. Mr. Lord returned to the company in a successful proxy contest and was central in efforts to privatize Sallie Mae in 1997 and its diversification into private education loans. Today, Sallie Mae serves over 25 million customers, has assets of $175 billion and offers products and services including college savings programs, scholarship search tools, education loans, tuition insurance, and online banking to help students and their parents save, plan, and pay for college. The company also provides financial services to hundreds of colleges, federal and state governments.

Sallie Mae’s Board of Directors acknowledges their deep gratitude to Mr. Lord for his long and tireless commitment to Sallie Mae, his return to the company as Chief Executive Officer to lead Sallie Mae through the 2008 financial crisis, and his important role in guiding the company through the transition to new leadership.

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Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for its 25 million customers. With products and services that include 529 college savings plans, Upromise rewards, scholarship search tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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CONTACTS:

Media	Martha Holler, (302) 283-4036, martha.holler@salliemae.com
Patricia Nash Christel, (302) 283-4076, patricia.christel@salliemae.com
Investors	Steve McGarry, (302) 283-4074, steven.j.mcgarry@salliemae.com
Joe Fisher, (302) 283-4075, joe.fisher@salliemae.com